EXHIBIT 99.1

Community Bancorp. Reports Strong First Quarter 2025 Earnings

For immediate release

Derby, VT: April 22, 2025 --- Community Bancorp., (OTCQX:CMTV) Community National Bank reported earnings for the first quarter ended March 31, 2025, of $3.5 million or $0.62 per share, a significant increase of $702,554 or 24.89% compared to $2.8 million or $0.51 per share for the first quarter of 2024.

Total assets for the Company on March 31, 2025, were $1.19 billion, a slight decrease of $61.1 million from year end 2024, but $90 million or 8.2% higher compared to $1.1 billion as of March 31, 2024. The first quarter 2025 decrease primarily reflects lower cash due to the maturity of two advances totaling $46.5 million. Contributing to the bank’s year-over-year growth in assets was continued growth in the Company's loan portfolio of $73.9 million, or 8.53%, compared to the 2024 period. Deposit balances increased $96 million, or 10.85%, compared to the same period in 2024. The year-over-year loan growth was funded by an increase in deposits as well as an increase in cash and cash equivalents of $12.9 million.

The Company’s securities portfolio totaled $168.3 million as of March 31, 2025, a 6.81% decrease compared to $180.6 million as of March 31, 2024. The portfolio is classified as available-for-sale and is required to be reported at fair market value with the unrealized loss, net of a deferred tax adjustment, reported as an adjustment to total equity. Such unrealized losses reflect the interest rate environment, as current rates remain above the coupon rates on the securities, resulting in a fair market value lower than current book values. As of March 31, 2025, the adjustment to equity was $13.4 million, an improvement from recent quarters due to the current rate environment; previous adjustments to equity were $15.8 million on December 31, 2024, and $17.4 million as of March 31, 2024.

Total net interest income for the first quarter ended March 31, 2025, increased $1.1 million, or 12.93%, to $9.4 million, compared to $8.4 million for the same quarter in 2024. The year-over-year improvement reflects an increase of $1,536,815, or 13.16%, in interest and fees on loans due to loan growth and higher interest rates, as well as higher interest on federal funds sold and overnight deposits of $236,015, offset by higher interest on deposits expense of $1,105,735, or 35.90%.

The provision for credit losses for the first quarter ended March 31, 2025, was $325,054, compared to $313,579 for the same period in 2024, remaining steady even as the loan portfolio grew. The provision for credit losses for the first quarter ended March 31, 2025, was determined under Accounting Standard No. 2016-13, Measurement of Credit Losses on Financial Instruments, commonly referenced as the Current Expected Credit Losses, or CECL.

Total non-interest income for the first quarter ended March 31, 2025, of $1.58 million decreased $55,298, or 3.38%, compared to $1.6 million for the same period in 2024.

Total non-interest expense for the first quarter ended March 31, 2025, of $6.50 million increased $203,468, or 3.23%, compared to $6.30 million for the same period in 2024. Higher service contract expense and the cost of FDIC insurance were only partially offset by a decrease in Salaries expense and the Company’s core vendor cost, due to contract renegotiation effective January 1, 2025.

Equity capital increased to $102.9 million, with a book value per share of $18.05, as of March 31, 2025, compared to equity capital of $98.0 million and a book value of $17.24 as of December 31, 2024, and $89.4 million and a book value of $15.88 as of March 31, 2024. This change includes a decrease of $2.4 million in unrealized losses in the investment portfolio year to date and a decrease of $4.0 million year over year, due to changing bond rates, which increased the fair market value of the investment portfolio, as well as an increase of $2.2 million in the current year first quarter and an increase of $8.1 million year over year in retained earnings. The unrealized loss position is considered temporary and does not impact the Company’s regulatory capital ratios.

President and CEO Christopher Caldwell commented on the Company’s results: “Community National Bank began 2025 with strong results across the board. I am very pleased with our solid performance including our sharply higher earnings and the continued growth in our loan portfolio and deposit balances. Both of these demonstrate that we are serving our customer base very effectively despite the economic uncertainty around us. Our ability to sustain year-over-year growth in assets and loans, reflects the dedication, talent and diligence of our team. Our team clearly understands what it means to be community bankers as they serve their clients and communities. I’m proud to lead the bank as we focus on maintaining our momentum this year, even amid the unpredictable economy, as the demand for the important financial products and services we provide throughout Vermont and New Hampshire continues to grow. The continued support of our customers and communities underscores our commitment to build upon our success and remain a critical financial partner to our communities in the coming years.”

As previously announced, the Company declared a quarterly cash dividend of $0.24 per share payable May 1, 2025, to shareholders of record as of April 15, 2025.

About Community National Bank

Community National Bank is an independent bank that has been serving its communities since 1851, with retail banking offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls as well as loan offices located in Burlington, Vermont and Lebanon, New Hampshire

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems, and other factors that are listed from time to time in our financial filings with the SEC, including our Forms 10Q and 10K. We disclaim any responsibility to update our forward-looking statements, which are valid only as of the date of this release, should circumstances change.

For more information, contact:

Investor Relations

ir@communitynationalbank.com

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